Exhibit 5.12

CONSENT OF EXPERT

I, Pamela De Mark, of Snowden Mining Industry Consultants Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral resource estimates for the Pilar de Goiás Project as at December 31, 2008 (the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Pamela De Mark
Name:	Pamela De Mark, BAppSc (App Geo)(Hons), MAusIMM
Title:	Senior Consultant

Date: March 31, 2009